AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          RAND ACQUISITION CORPORATION

      Rand Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      A. The name of the Corporation is Rand Acquisition Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 2, 2004 and was previously amended on June 11, 2004. The original name of the Corporation was GRAND SLAM ACQUISITION CORPORATION.

      B. Pursuant to Sections 216, 242 and 245 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation has been duly adopted by the majority of the stockholders of the Corporation voting at a special meeting duly held, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, but not the Certificates of Designation of any series of Preferred Stock of the Corporation.

      C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

      FIRST. The name of the corporation is RAND LOGISTICS, INC. (hereinafter sometimes referred to as the "Corporation").

      SECOND. The registered office of the Corporation is to be located at 615
S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

      THIRD. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("GCL").

      FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000, of which 50,000,000 shares shall be Common Stock, par value of $.0001 per share, and 1,000,000 shares shall be Preferred Stock, par value of $.0001 per share.

      A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

      B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

      FIFTH. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

      SIXTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

      B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

      C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

      D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      SEVENTH.

      A. Purpose and Authorization.

      1. The provisions of this Article SEVENTH are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Shipping Act, 1916, the Merchant Marine Act, 1920 and the Merchant Marine Act, 1936, all as amended, and the regulations promulgated thereunder, as such laws and regulations are amended from time to time (collectively, the "Maritime Laws"). It is the policy of the Corporation that Non-Citizens should not Beneficially Own, individually or in the aggregate, any shares of the Corporation's Capital Stock in excess of the Permitted Amount. If the Board of Directors of the Corporation should conclude in its sole discretion at any time that Non-Citizens have become, or are expected to become, the Beneficial Owners, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount, the Board of Directors may by resolution duly adopted declare that any or all of the provisions of subparagraphs C, D, E and F of this Article SEVENTH shall apply.

      2. The Board of Directors is hereby authorized to effect any and all measures necessary or desirable (consistent with applicable law and the provisions of this Amended and Restated Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article SEVENTH, including without limitation, amending the By-Laws of the Corporation and establishing, amending or eliminating procedures from time to time that are consistent with the By-Laws that provide for, including without limitation, (i) obtaining, as a condition to recording the transfer of shares on the stock records of the Corporation, affidavits or other proof as to the citizenship of existing or prospective stockholders on whose behalf shares of the Capital Stock of the Corporation or any interest therein or right thereof are or are to be held, and
(ii) establishing and maintaining a dual stock certificate system under which different forms of stock certificates representing outstanding shares of the Capital Stock of the Corporation are issued to Citizens or Non-Citizens.

      B. Definitions. For purposes of this Article SEVENTH, the following terms shall have the meanings specified below:

      1. A Person shall be deemed to be the "Beneficial Owner" of, or to "Beneficially Own," shares of Capital Stock to the extent such Person would be deemed to be the beneficial owner thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

      2. "Capital Stock" shall mean any class or series of capital stock of the Corporation other than any class or series of capital stock of the Corporation that is permitted by the Maritime Administration of the United States Department of Transportation ("MarAd") to be excluded from the determination of whether the Corporation is in compliance with the citizenship requirements of the Maritime Laws.

      3. "Capital Stock Register" shall mean the official and conclusive list of Beneficial Ownership of Capital Stock maintained in the Corporation's books and records or by a transfer agent duly authorized by the Corporation.

      4. "Certificate" shall mean any written or electronic representation of ownership of Capital Stock of the Corporation.

      5. "Citizen" shall mean:

      (a) any individual who is a citizen of the United States, by birth, naturalization, as a derivative citizen or as otherwise authorized by law and who is (x) free and clear of any trust or fiduciary obligation in favor of, or control, directly or indirectly, by, Non-Citizens and (y) not employed by or financially dependent on a Non-Citizen which is affiliated or associated in any manner with the Corporation;

      (b) any corporation

            (i) that is organized or incorporated under the laws of the United States, or of a state of the United States or a political subdivision thereof, Guam, Puerto Rico, the Virgin Islands, American Samoa, the District of Columbia, the Northern Mariana Islands, or any other territory or possession of the United States (each a "State"),

            (ii) of which title to not less than 75% of its stock interest is beneficially owned by and vested in Persons who are Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen," free and clear of any trust or fiduciary obligation of any Non-Citizens,

            (iii) of which not less than 75% of the voting power of the stock of such corporation entitled to vote is beneficially owned by and vested in Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen," free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly on behalf of Non-Citizens,

            (iv) of which there are no other means by which direct or indirect control is conferred upon or permitted to be exercised by Non-Citizens,

            (v) whose chief executive officer (by whatever title), chairman of the board of directors and all officers authorized to act in the absence or disability of such Persons or otherwise dispose of or control any vessel are Citizens, and

            (vi) of which not more than a minority of the number of directors (or equivalent Persons) necessary to constitute a quorum are Non-Citizens;

      (c) any partnership

            (i) that is organized under the laws of the United States or of a State,

            (ii) all general partners of which are Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen,"

            (iii) of which not less than a 75% equity interest and voting power is beneficially owned by Persons who are Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen," free and clear of any trust or fiduciary obligation in favor of any Non-Citizens and free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly on behalf of Non-Citizens, and

            (iv) of which there are no other means by which direct or indirect control is conferred upon or permitted to be exercised by Non-Citizens;

      (d) any association

            (i) that is organized under the laws of the United States or of a State,

            (ii) of which 100% of the members are Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen,"

            (iii) whose chief executive officer (by whatever title), chairman of the board of directors (or equivalent committee or body) and all Persons authorized to act in the absence or disability of such Persons or otherwise dispose of or control any vessel are citizens of the United States,

            (iv) of which not less than 75% of the interest and voting power of such association is beneficially owned by Citizens, free and clear of any trust or fiduciary obligation in favor' of any Non-Citizens, and free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly on behalf of Non-Citizens,

            (v) of which not more than a minority of the number of directors (or equivalent Persons) necessary to constitute a quorum are Non-Citizens, and

            (vi) of which there are no other means by which direct or indirect control is conferred upon or permitted to be exercised by Non-Citizens;

      (e) any limited liability company

            (i) that is organized under the laws of the United States or of a State,

            (ii) of which 75% of the members are Citizens,

            (iii) of which not less than 75% of the membership interest is beneficially owned by Persons who are Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen,"

            (iv) whose chief executive officer (by whatever title), chairman of the board of directors (or equivalent committee or body) and all Persons authorized to act in the absence or disability of such Persons or otherwise dispose of or control any vessel are citizens of the United States,

            (v) of which not less than 75% of the voting power of such company entitled to vote is vested in Citizens, free and clear of any trust or fiduciary obligation, in favor of or on behalf of any Non-Citizens, and free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly on behalf of Non-Citizens,

            (vi) of which the managing member or manager (or equivalent Person), if such company's management is delegated to a single manager or managing member pursuant to its organizational agreement, is a citizen of the United States, or, if such company's management is conferred by its organizational agreement on several managers, a management committee or board of directors (or equivalent governing body), each manager having general management authority is a citizen of the United States and not more than a minority of the number of management committee members or directors (or equivalent Persons) necessary to constitute a quorum of such governing body are Non-Citizens, and

            (vii) of which there are no other means by which direct or indirect control is conferred upon or permitted to be exercised by Non-Citizens;

            (viii) of which Non-Citizens do not have authority within a management group, whether through veto power, combined voting, or otherwise, to exercise control over the limited liability company;

      (f) any joint venture (if not an association, corporation or partnership)

            (i) that is organized under the laws of the United States or of a State,

            (ii) of which 100% of the members are, or 100% of the equity is beneficially owned by Citizens, as defined under the relevant clause
            (a)-(g) of this definition of "Citizen," free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, and

            (iii) of which there are no other means by which direct or indirect control is conferred upon or permitted to be exercised by Non-Citizens; and

      (g) any trust

            (i) that is domiciled in and existing under the laws of the United States or a State,

            (ii) all of the trustees of which are Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen,"

            (iii) of which not less than 75% of the equity interest is owned by Citizens, as defined under the relevant clause (a)-(g) of this definition of "Citizen,"

            (iv) of which each beneficiary with an enforceable interest in the trust is a Citizen, as defined under the relevant clause (a)-(g) of this definition of "Citizen,"

            (v) of which there are no other means by which direct or indirect control is conferred upon or permitted to be exercised by Non-Citizens;

      all as further defined in Subpart C (Sections 67.30-67.47) of Title 46 of the Code of Federal Regulations, as amended, modified or supplemented.

      6. "Non-Citizen" shall mean any Person other than a Citizen.

      7. "Permitted Amount" shall mean shares of Capital Stock that, individually or in the aggregate (a) have Voting Power not in excess of 23% of Total Voting Power or (b) constitute not more than 23% of the total number of the issued and outstanding shares of Capital Stock; provided that, if the Maritime Laws are amended to change the amount of Capital Stock that a Non-Citizen may own or have the power to vote, then the Permitted Amount shall be changed to a percentage that is two percentage points less than the percentage that would cause the Corporation to be no longer qualified under the Maritime Laws, after giving effect to such amendment, as a Citizen qualified to
(i) engage in coastwise trade, (ii) participate in MarAd's Title XI or comparable financing programs or (iii) participate in operating differential subsidies or similar programs.

      8. "Person" shall mean an individual, partnership, corporation, limited liability company, trust, joint venture or other entity.

      9. "Record Holder" shall mean any Person whose name appears on the Capital Stock Register as an owner, beneficial or otherwise, of Capital Stock.

      10. "Total Voting Power" shall mean the total number of votes that may be cast by all outstanding shares of Capital Stock having Voting Power.

      11. "Voting Power" shall mean the power to vote with respect to the election of the Corporation's directors.

      C. Restrictions on Transfer.

      1. Any transfer, or attempted or purported transfer, of any shares of the Capital Stock of the Corporation or any interest therein or right thereof, that would result in the Beneficial Ownership by Non-Citizens, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount will, until such excess no longer exists, be void and ineffective as against the Corporation and the Corporation will not recognize, with respect to those shares that caused the Permitted Amount to be exceeded, the purported transferee as a stockholder of the Corporation for any purpose other than the transfer by the purported transferee of such excess to a person who is a Citizen or to the extent necessary to effect any other remedy available to the Corporation under this Article SEVENTH.

      2. Each Record Holder and Beneficial Owner shall advise the Corporation in writing of any change in such Record Holder's or Beneficial Owner's citizenship status.

      D. Dual Stock Certificate System.

      1. The Corporation may institute a "Dual Stock Certificate System" such that (i) each Certificate representing Capital Stock that is Beneficially Owned by a Citizen shall be marked "Citizen" and each Certificate representing Capital Stock that is Beneficially Owned by a Non-Citizen shall be marked "Non-Citizen," but with all such Certificates to be identical in all other respects and to comply with all provisions of the Delaware Act; (ii) to the extent necessary to enable the Corporation to submit any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the Corporation may require the Record Holders and the Beneficial Owners of such Capital Stock to confirm their citizenship status from time to time, and voting rights and distributions payable with respect to Capital Stock held by such Record Holder or Beneficially Owned by such Beneficial Owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received; and (iii) the Capital Stock Register of the Corporation shall be maintained in such manner as to enable the percentage of Capital Stock that is Beneficially Owned by Non-Citizens and by Citizens to be confirmed.

      2. Beneficial Owners of Certificates bearing notation as Non-Citizen and Citizen shall have in all respects the same corporate status and corporate rights regarding Capital Stock of the same class or series, share for share, except that transfers of the Certificates bearing the Citizen notation to Non-Citizens shall be restricted as herein provided and violations of the provisions of this Article SEVENTH shall be dealt with in the manner set forth herein.

      3. The Board of Directors is authorized to take such other ministerial actions or make such interpretations as it may deem necessary or advisable in order to implement this Dual Stock Certificate System in a manner consistent with the policies set forth in this Article SEVENTH.

      E. Suspension of Voting, Dividend and Distribution Rights with Respect to Excess Shares. If any shares of Capital Stock in excess of the Permitted Amount are Beneficially Owned by Non-Citizens, individually or in the aggregate, any such excess shares determined in accordance with this subparagraph E (the "Excess Shares"), shall, until such excess no longer exists, not be entitled to
(1) receive any dividends or distributions of assets declared payable or paid to the holders of the Capital Stock of the Corporation during such period or (2) vote with respect to any matter submitted to a vote of the stockholders of the Corporation, and such Excess Shares shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly submitted to a vote of the stockholders of the Corporation. At such time as the Permitted Amount is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been withheld shall be due and paid to the holders of such shares. If the number of shares of Capital Stock Beneficially Owned by Non-Citizens is in excess of the Permitted Amount, the shares deemed to be Excess Shares for purposes of this Article SEVENTH will be those shares Beneficially Owned by Non-Citizens that the Board of Directors determines became so Beneficially Owned most recently, and such determination shall be conclusive.

      F. Redemption Of Excess Shares. The Corporation shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions:

      1. The per share redemption price (the "Redemption Price") to be paid for the Excess Shares to be redeemed shall be the sum of (a) the average closing sales price of the Capital Stock and (b) any dividend or distribution declared with respect to such shares prior to the date such shares are called for redemption hereunder but which has been withheld by the Corporation pursuant to subparagraph E. As used herein, the term "average closing sales price" shall mean the average of the closing sales prices of the Capital Stock on a national securities exchange on which the stock is traded or listed during the 10 trading days immediately prior to the date the notice of redemption is given; except that, if the Capital Stock is not so traded or quoted, the average closing sales price shall be determined in good faith by the Board of Directors.

      2. The Redemption Price may be paid in cash or by delivery of a promissory note of the Corporation, at the election of the Corporation. Any such promissory note shall have a maturity of not more than 10 years from the date of issuance and shall bear interest at the rate equal to the then current coupon rate of a 10-year Treasury note as such rate is published in THE WALL STREET JOURNAL or comparable publication.

      3. A notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the redemption date to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state (a) the redemption date, (b) the number of shares of Capital Stock to be redeemed from such holder, (c) the Redemption Price, and the manner of payment thereof, (d) the place where certificates for such shares are to be surrendered for payment of the Redemption Price, and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

      4. From and after the redemption date, dividends on the shares of Capital Stock called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the shares not redeemed without cost to the holder thereof.

      5. Such other terms and conditions as the Board of Directors may reasonably determine.


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

      EIGHTH. A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

      B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

      NINTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            (The remainder of this page is left intentionally blank.)


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

      IN WITNESS WHEREOF, Rand Acquisition Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Carol Zelinski, its Secretary thereunto duly authorized, this 3rd day of March, 2006.

                                                    RAND ACQUISITION CORPORATION


                                                    /s/ Carol Zelinski
                                                    ----------------------------
                                                    Carol Zelinski
                                                    Secretary